  Exhibit 99.1
For Immediate Release

LightPath Technologies Reports 500% Increase in Operating Income for Fiscal 2017 Third Quarter Financial Results

Revenue Increases 106% While Continuing to Focus on Global Market Penetration

ORLANDO, FL – May 4, 2017 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2017 third quarter ended March 31, 2017.

Fiscal 2017 Third Quarter Highlights and Recent Developments:

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Revenue for the third quarter of fiscal 2017 increased 106% to $8.5 million, as compared to $4.1 million for the third quarter of fiscal 2016.
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Total costs and expenses as a percentage of revenue continues to decline, improving to 35% in the third quarter of fiscal 2017, as compared to 49% in the third quarter last year.
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Operating income for the third quarter of fiscal 2017 was $1.3 million, an increase of 500% as compared to $213,000 for the third quarter of fiscal 2016.
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Net income for the third quarter of fiscal 2017 was $101,000, as compared to $776,000 for the third quarter of fiscal 2016.
●
Adjusted net income* for the third quarter of fiscal 2017, which excludes the non-cash income or expense related to the change in fair value of the Company’s warrant liability, was $849,000, as compared to $114,000 for the third quarter of fiscal 2016.
●
EBITDA* for the third quarter of fiscal 2017 was approximately $1.3 million, as compared to approximately $1.1 million in the third quarter of fiscal 2016.
●
Adjusted EBITDA*, which excludes the non-cash income or expense related to the change in fair value of the Company’s warrant liability, was $2.0 million in the third quarter of fiscal 2017, an increase of 333% as compared with $469,000 in the third quarter of fiscal 2016.
●
12-month backlog was approximately $11.1 million at March 31, 2017, as compared to $6.6 million at June 30, 2016.

*This press release includes references to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that certain non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. A more complete explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “We believe that the acquisition of ISP Optics Corporation (“ISP”), which was completed last quarter, better positions us for accelerated revenue and profitability growth. The results of this third quarter demonstrate that growth. The comparisons are without ISP in the third quarter of fiscal 2016. Revenues generated by LightPath’s core business increased by 20% and revenues generated by ISP grew by 22% during the third quarter of 2017, compared to the same quarter of 2016. Excluding the change in fair value of our warrant liability, amortization of intangibles as a result of the ISP acquisition, and the costs incurred in connection with the ISP acquisition, the true underlying performance has been overall better than our expectations. Our financial results for the third quarter of fiscal 2017 reflect successful implementation of our growth strategies, with revenues at $8.5 million, an increase of 106%, gross margin strong at 50%, operating income increasing by 500% to $1.3 million, and adjusted EBITDA margin at $2.0 million, an improvement of 333%.”

“Even though we have experienced rapid growth in some of our business lines and strengthened our competitive position, partially as a result of the ISP acquisition, we continue to remain vigilant in maintaining a strong financial condition. A key performance measure in this regard is our cash balance, which improved to $6.8 million at the end of the fiscal 2017 third quarter, an increase of 135% from June 30, 2016.”

“Despite the intake of new orders remaining strong during the third quarter of fiscal 2017, our 12-month backlog at March 31, 2017 decreased as compared to December 31, 2016. On occasion we take in large orders that are scheduled for shipment over a 12 or even 18 month period. This can result in our 12-month backlog decreasing as we fulfill and ship against these orders until that business is renewed the following year. This was particularly the case this quarter as we began fulfilling large orders placed during the second quarter of fiscal 2017. Certain of ISP’s customers prefer to place a large order once a year, versus placing smaller orders throughout a 12-month period. The change in our backlog was as expected given the large order for ISP in the second quarter that we are now shipping against and will continue to ship through the next several quarters. Overall, our consolidated business continued to ramp in the third quarter of fiscal 2017, with particular strength from the telecommunications, industrial tools and thermal end markets. The Company’s consolidated 12-month backlog remains healthy at approximately $11.1 million at March 31, 2017, an improvement from $6.6 million at June 30, 2016.”

“We believe that the 106% revenue growth, which is partially attributable to ISP, reflects our ability to diversify our product lines and end markets, which we believe is one of our competitive strengths. The catalysts that have been driving our markets remain in place. In fact, the telecommunications market which has been very strong continues to see an increasing demand for more bandwidth to support not only the upgrade of the metro core networks, the data center interconnect growth, and requirements for emerging countries but now also the increasing trend to send videos and pictures in place of texting. The latter business catalyst provides us with opportunities to supply products for the transmission of content on fiber networks and through data centers and also the components incorporated by consumer electronic original equipment manufacturers in smart devices and other items that are part of the process to create video and picture content.”

“We continue to invest in research and development as well as in global sales and marketing initiatives in a concerted effort to drive future growth. Subsequent to the end of the third quarter of 2017, we were awarded a large scale order for precision glass optics used in optical encoder systems from a UK-based world leader in metrology products. We believe this order validates our continued investment in research and development and our efforts to partner with large market participants, all in an effort to expand our global reach.”

“With the acquisition of ISP, we made significant progress in setting the stage for continued growth in the infrared market which is a market growing both larger and faster than the market for our molded optical lens. In addition to investments in research and development, we have hired new marketing and business development personnel and added distributors around the world. We have also begun to improve our processes to further enhance our volume production and turnaround time in light of our recent growth.”

“Across the board we are experiencing strong demand for our products and believe we have the technology and the personnel to capitalize on these opportunities. With impressive fiscal 2017 third quarter financial results, we are very encouraged by our future prospects. I encourage you to join our investor conference call on Thursday, May 4th at 4:30 p.m. ET where we will discuss in more detail, specific LightPath and ISP accomplishments.”

Financial Results for Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

Revenue for the third quarter of fiscal 2017 was approximately $8.5 million, an increase of approximately $4.4 million, or 106%, as compared to the same period of the prior fiscal year. The increase from the third quarter of the prior fiscal year is attributable to an approximately $3.5 million increase, or 893%, in revenues generated by infrared products, primarily attributable to ISP, and an approximately $1.2 million increase, or 132%, in sales of high volume precision molded optics (“HVPMO”) lenses, partially offset by an approximately $323,000 decrease, or 38%, in revenues from specialty products and an approximately $30,000 decrease, or 17%, in revenues from non-recurring engineering (“NRE”) projects. The decrease in revenues generated by the specialty products group was due to the absence of approximately $272,000 of revenues generated in the third quarter of fiscal 2016 for a final order of custom fiber collimator assemblies. This specific product technology was transferred to the customer pursuant to a license agreement entered into in fiscal 2015. Thus, the customer is no longer placing orders for fiber collimator assemblies with us.

Gross margin in the third quarter of fiscal 2017 was $4.2 million, an increase of 90% as compared to $2.2 million in the prior year period. Gross margin as a percentage of revenue was 50% for the third quarter of fiscal 2017, compared to 54% for the third quarter of fiscal 2016. The change in gross margin as a percentage of revenue is primarily attributable to the inclusion of revenues generated by ISP, and the associated cost of sales, for the full quarter. Total cost of sales was approximately $4.3 million for the third quarter of fiscal 2017, an increase of approximately $2.4 million as compared to the same period of the prior fiscal year. This increase in total cost of sales is entirely due to the increase in volume of sales, primarily as a result of the acquisition of ISP.

During the third quarter of fiscal 2017, total costs and expenses were approximately $2.9 million, an increase of approximately $932,000 compared to the same period of the prior fiscal year. The increase was primarily due to an approximately $406,000 increase in wages, an approximately $305,000 increase in the amortization of intangibles due to the ISP acquisition, an approximately $143,000 increase in research and development expenses, an approximately $131,000 increase in professional fees, an approximately $71,000 increase in travel expenses and an approximately $45,000 increase in expenses related to the acquisition of ISP. The Company also increased its research and development expenses by 87% to $308,000 in the third quarter of fiscal 2017, compared to $165,000 in the previous year, as part of its growth strategy.

In the third quarter of fiscal 2017, the Company recognized non-cash expense of approximately $748,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the third quarter of fiscal 2016, the Company recognized non-cash income of approximately $662,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was approximately $266,000 in the third quarter of fiscal 2017, an increase of $139,000 compared to the third quarter of fiscal 2016. Although the Company has net operating loss (“NOL”) carry forward benefits of $86 million against net income as reported on a consolidated basis in the United States, the NOL does not apply to taxable income from foreign subsidiaries. The increase in income tax expense in the third quarter of fiscal 2017 was primarily attributable to income taxes associated with the Company’s Chinese subsidiaries and to a lesser extent income taxes attributable to ISP Latvia. The Company extinguished all NOL carryforwards in China relating to its operations in that country during fiscal 2016. Accordingly, the Company now accrues income taxes in China. Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. ISP Latvia is governed by the Law of Corporate Income Tax of Latvia, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 15% on income reported in the statutory financial statements after appropriate tax adjustments. Excluding the impact of the change in the fair value of the warrant liability the impact of foreign translation which are both excluded when computing taxable income, the effective tax rate was 24%.

Net income for the third quarter of fiscal 2017 was $101,000, or $0.00 per basic and diluted common share, which includes non-cash expense of approximately $748,000, or $0.04 per basic and diluted common share, for the change in the fair value of the warrant liability, compared with net income of approximately $776,000, or $0.05 per basic and $0.04 per diluted common share, which includes non-cash income of approximately $662,000, or $0.04 per basic and $0.03 per diluted common share, for the change in the fair value of the warrant liability for the same period in fiscal 2016. Net income was affected by increases in the following: (i) the change in the fair value of the warrant liability, (ii) amortization of intangibles, (iii) selling general and administrative (“SG&A”) expenses, (iv) interest expense, (v) income taxes and (vi) new product development costs in the third quarter of fiscal 2017 as compared to the prior year period. Approximately 73% of the increase in SG&A expenses was related to the acquisition of ISP.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, increased by nearly 645% to approximately $849,000 in the third quarter of fiscal 2017, as compared to $114,000 in the same period of fiscal 2016.

The Company had foreign currency exchange income in the third quarter of fiscal 2017 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $18,000, which had no impact on basic and diluted earnings per share, compared to foreign currency exchange income of $26,000, with no impact on earnings per share in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 23,818,136 and 25,628,703, respectively, in the third quarter of fiscal 2017 from 15,530,574 and 17,404,152, respectively, in the third quarter of fiscal 2016. The increase was primarily due to 8 million shares of Class A common stock issued in connection with the acquisition of ISP, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA for the third quarter of fiscal 2017 was approximately $1.3 million compared to approximately $1.1 million in the third quarter of fiscal 2016. The difference in EBITDA between periods was principally caused by increased revenues and operating income, partially offset by increased SG&A expenses, of which approximately $45,000 were associated with the acquisition of ISP, and the recognition of non-cash expense associated with the change in the fair value of the June 2012 warrant liability. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $2.0 million in the third quarter of fiscal 2017, an increase of 333% as compared with approximately $469,000 for the same period of the prior fiscal year.

Financial Results for Nine Months Ended March 31, 2017 Compared to the Nine Months Ended March 31, 2016

Revenue for the first nine months of fiscal 2017 was approximately $19.4 million, an increase of approximately $6.8 million, or 54%, as compared to the same period of the prior fiscal year. The increase from the first nine months of the prior fiscal year is attributable to an approximately $4.2 million increase, or 375%, in revenues generated primarily by sales of ISP’s infrared lenses, an approximately $3.2 million increase, or 121%, in revenues generated by sales of HVPMO lenses, and an approximately $888,000 increase, or 17%, in revenues generated by sales of LVPMO lenses, partially offset by an approximately $1.2 million decrease, or 40%, in revenues from specialty products and an approximately $166,000 decrease or 32% decrease in revenues from NRE projects. The decrease in revenues generated by the specialty products group was due to the absence of approximately $1.0 million of revenues generated in the first nine months of fiscal 2016 due to a final order of custom fiber collimator assemblies. This specific product technology was transferred to the customer pursuant to a license agreement entered into in fiscal 2015. Thus, the customer is no longer placing orders for fiber collimator assemblies with us.

Gross margin as a percentage of revenue in the first nine months of fiscal 2017 was 53%, compared to 55% in the first nine months of fiscal 2016. Gross profit in the first nine months of fiscal 2017 was $10.4 million, compared to $6.8 million in the prior year period, an increase of 51%. Total cost of sales was approximately $9.0 million for the first nine months of fiscal 2017, an increase of approximately $3.3 million compared to the same period of the prior fiscal year. The 58% increase in cost of sales was entirely due to the increased volume largely due to the acquisition of ISP.

During the first nine months of fiscal 2017, total costs and expenses were approximately $7.3 million, an increase of approximately $2.0 million compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $653,000 increase in expenses related to the acquisition of ISP, (ii) a $305,000 increase in amortization of intangible due to the ISP acquisition, (iii) a $680,000 increase in wages, iv) a $194,000 increase in professional fees, and v) a $107,000 increase in travel expenses.

In the first nine months of fiscal 2017, the Company recognized non-cash expense of approximately $458,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the first nine months of fiscal 2016, the Company recognized non-cash expense of approximately $25,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of our Class A common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was approximately $772,000 in the first nine months of fiscal 2017, an increase of $641,000 from the first nine months of fiscal 2016. Although the Company has NOL carry forward benefits of $86 million against net income as reported on a consolidated basis in the United States, the NOL does not apply to taxable income from foreign subsidiaries. The increase in income tax expense in fiscal 2017 was primarily attributable to income taxes associated with the Company’s Chinese subsidiaries and to a lesser extent income taxes attributable to the ISP Latvia. The Company extinguished all NOL carryforwards in China relating to its operations in that country during fiscal 2016. Accordingly, the Company now accrues income taxes in China. Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. ISP Latvia is governed by the Law of Corporate Income Tax of Latvia, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 15% on income reported in the statutory financial statements after appropriate tax adjustments. Excluding the impact of the change in the fair value of the warrant liability the impact of foreign translation which are both excluded when computing taxable income, the effective tax rate was 25%.

Net income for the first nine months of fiscal 2017 was $1.3 million, or $0.07 per basic and diluted common share, which includes non-cash expense of approximately $458,000, or $0.03 per basic and diluted common share, for the change in the fair value of the warrant liability, compared with net income of approximately $1.1 million, or $0.07 per basic and $0.06 diluted common share, which includes non-cash expense of approximately $25,000, or no impact per basic and diluted common share, for the change in the fair value of the warrant liability for the same period in fiscal 2016.

Net income was affected by the increase in operating expenses in the first nine months of fiscal 2017 as compared to the prior year period, including higher SG&A expenses, new product development costs, and an approximately $653,000 increase in expenses related to the acquisition of ISP.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, and other non-cash expenses, was approximately $1.8 million in the first nine months of fiscal 2017, as compared to $1.1 million in the same period of fiscal 2016.

The Company had foreign currency exchange expense in the first nine months of fiscal 2017 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $254,000, which had a $0.01 impact on basic and diluted earnings per share. This compares to foreign currency exchange expense of $176,000, which had a $0.01 impact on earnings per share in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 18,621,072 and 20,145,976, respectively, in the first nine months of fiscal 2017 from 15,339,337 and 16,843,880, respectively, in the first nine months of fiscal 2016. The increase was primarily due to 8 million shares of Class A common stock issued in connection with the acquisition of ISP, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan and shares of Class A common stock issued as a result of exercises of stock options and warrants.

EBITDA for the first nine months of fiscal 2017 was approximately $3.6 million compared to approximately $1.9 million in the first nine months of fiscal 2016. The difference in EBITDA between periods was principally caused by increased revenues and operating income, partially offset by the increased SG&A costs of which approximately $653,000 were associated with the acquisition of ISP, and changes relating to non-cash income in the fair value of the June 2012 warrant liability. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $4.0 million in the first nine months of fiscal 2017 as compared with approximately $1.9 million for the same period of the prior fiscal year.

Cash and cash equivalents totaled approximately $6.8 million as of March 31, 2017, a 135% increase from June 30, 2016. Cash flow provided by operations was approximately $2.9 million for the first nine months of fiscal 2017, compared with $1.2 million in the prior year period. During the first nine months of fiscal 2017, the Company expended approximately $1.4 million for capital equipment while growing its cash balance, as compared to $756,000 in the same period last year.

The current ratio as of March 31, 2017 and June 30, 2016 was 3.5 to 1. Total stockholders’ equity as of March 31, 2017 was approximately $22.9 million, a 109% increase compared to approximately $10.9 million as of June 30, 2016. The increase is largely due to our Class A common stock public offering in December 2016, in which we received net proceeds of approximately $8.7 million, and accumulated net income.

As of March 31, 2017, the Company’s 12-month backlog was $11.1 million, compared to $6.6 million as of June 30, 2016, an increase of approximately 59%, partially attributable to ISP.

*Use of Non-GAAP Financial Measure

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012 which expire at the end of 2017.

The fair value of the warrants issued in connection with the private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and is not impacted by actual operations during such period. Management believes that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income by adjusting net income (loss) to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, May 4 at 4:30 p.m. ET to discuss its financial and operational performance for the fiscal 2017 third quarter ended March 31, 2017.

Date: Thursday May 4, 2017
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth170504.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through May 18, 2017. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10105734.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary ISP Optics Corporation manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Dorothy Cipolla, CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305	Tel: 512-551-9296
jgaynor@lightpath.com	dcipolla@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web:www.darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	March 31,	June 30,
Assets	2017	2016
Current assets:
Cash and cash equivalents	$6,831,521	$2,908,024
Trade accounts receivable, net of allowance of $7,313 and $4,598	5,740,041	3,545,871
Inventories, net	5,083,350	3,836,809
Other receivables	77,336	209,172
Prepaid expenses and other assets	615,353	652,308
Total current assets	18,347,601	11,152,184

Property and equipment, net	9,763,042	4,370,045
Intangible assets, net	10,930,191	—
Goodwill	513,940	—
Other assets	158,414	66,964
Total assets	$39,713,188	$15,589,193
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,597,144	$1,361,914
Accrued liabilities	1,215,080	328,144
Accrued payroll and benefits	1,419,357	1,356,255
Loans payable, current portion	833,750	—
Capital lease obligation, current portion	239,981	166,454
Total current liabilities	5,305,312	3,212,767

Capital lease obligation, less current portion	193,518	178,919
Deferred rent	481,492	548,202
Warrant liability	665,406	717,393
Loans payable, less current portion	10,166,505	—
Total liabilities	16,812,233	4,657,281

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
100,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
34,500,000 shares authorized; 24,115,733 and 15,590,945
shares issued and outstanding	241,157	155,909
Additional paid-in capital	225,092,607	214,661,617
Accumulated other comprehensive income	239,926	126,108
Accumulated deficit	(202,672,735)	(204,011,722)
Total stockholders’ equity	22,900,955	10,931,912
Total liabilities and stockholders’ equity	$39,713,188	$15,589,193

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2017	2016	2017	2016
Revenue, net	$8,490,042	$4,111,973	$19,360,109	$12,538,634
Cost of sales	4,267,318	1,887,146	9,007,180	5,702,239
Gross margin	4,222,724	2,224,827	10,352,929	6,836,395
Operating expenses:
Selling, general and administrative	2,329,762	1,812,205	6,190,705	4,822,118
New product development	308,394	164,990	853,939	481,403
Amortization of intangibles	304,809	—	304,809	—
Loss on disposal of property and equipment	—	34,189	—	46,065
Total costs and expenses	2,942,965	2,011,384	7,349,453	5,349,586
Operating income	1,279,759	213,443	3,003,476	1,486,809
Other income (expense):
Interest expense	(154,639)	(8,287)	(167,832)	(30,100)
Interest expense -debt costs	(38,338)	—	(38,338)	—
Change in fair value of warrant liability	(748,169)	661,854	(457,784)	(25,211)
Other income (expense), net	27,985	35,718	(228,935)	(217,296)
Total other income (expense), net	(913,161)	689,285	(892,889)	(272,607)
Net income before income taxes	366,598	902,728	2,110,587	1,214,202
Income taxes	265,774	126,970	771,600	131,054
Net income	$100,824	$775,758	$1,338,987	$1,083,148
Foreign currency translation adjustment	38,636	26,258	113,818	47,181
Comprehensive income	$139,460	$802,016	$1,452,805	$1,130,329

Earnngs per common share (basic)	$0.00	$0.05	$0.07	$0.07
Number of shares used in per share calculation (basic)	23,818,136	15,530,574	18,621,072	15,339,337
Earnings per common share (diluted)	$0.00	$0.04	$0.07	$0.06
Number of shares used in per share calculation (diluted)	25,628,703	17,404,152	20,145,976	16,843,880

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Nine months ended March 31, 2017
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2016	15,590,945	$155,909	$214,661,617	$126,108	$(204,011,722)	$10,931,912
Issuance of common stock for:
Exercise of warrants	478,897	4,789	579,890	—	—	584,679
Employee Stock Purchase Plan	12,106	121	19,511	—	—	19,632
Exercise of RSU or options	33,785	338	(338)	—	—	—
Public equity placement, net of costs	8,000,000	80,000	8,650,209	—	—	8,730,209
Reclassification of warrant liability upon exercise	—	—	509,771	—	—	509,771
Stock based compensation on stock options & RSU	—	—	671,947	—	—	671,947
Foreign currency translation adjustment	—	—	—	113,818	—	113,818
Net income	—	—	—	—	1,338,987	1,338,987
Balances at March 31, 2017	24,115,733	$241,157	$225,092,607	$239,926	$(202,672,735)	$22,900,955

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended
	March 31,
	2017	2016
Cash flows from operating activities
Net income	$1,338,987	$1,083,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,240,232	609,029
Interest from amortization of debt costs	3,861	—
Loss on disposal of property and equipment	—	46,065
Stock based compensation	319,182	261,615
Provision for doubtful accounts receivable	(29,551)	(289)
Change in fair value of warrant liability	457,784	25,211
Change in fair value of seller's note	34,476	—
Deferred rent	(66,710)	43,153
Inventory write-offs to reserve	47,895	—
Deferred tax expense	(40,000)	—
Changes in operating assets and liabilities:
Trade accounts receivables	(1,032,243)	(133,884)
Other receivables	142,919	42,947
Inventories	(253,179)	(657,596)
Prepaid expenses and other assets	171,753	(241,450)
Accounts payable and accrued liabilities	595,624	157,877
Net cash provided by operating activities	2,931,030	1,235,826

Cash flows from investing activities
Purchase of property and equipment	(1,412,738)	(755,800)
Proceeds from sale of equipment	—	5,916
Acquisiton of ISP Optics, net of cash acquired	(11,777,336)	—
Net cash used in investing activities	(13,190,074)	(749,884)

Cash flows from financing activities
Proceeds from exercise of stock options	—	6,430
Proceeds from sale of common stock from employee stock purchase plan	19,632	22,903
Loan costs	(72,224)	—
Borrowings on loan payable	5,000,000	—
Proceeds from issuance of common stock under public equity placement	8,730,209	—
Proceeds from exercise of warrants, net of costs	584,679	391,082
Net payments on loan payable	—	(51,585)
Payments on capital lease obligations	(141,874)	(96,718)
Net cash provided by financing activities	14,120,422	272,112
Effect of exchange rate on cash and cash equivalents	62,119	460,612
Change in cash and cash equivalents	3,923,497	1,218,666
Cash and cash equivalents, beginning of period	2,908,024	1,643,920
Cash and cash equivalents, end of period	$6,831,521	$2,862,586

Supplemental disclosure of cash flow information:
Interest paid in cash	$91,525	$30,101
Income taxes paid	$344,820	$2,056
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$230,000	$–
Reclassification of warrant liability upon exercise	$509,771	$–
Derecognition of liability associated with stock option grants	$352,765	$143,125
Seller note issued to acquire ISP Optics, at fair value	$6,327,208	$–

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

	(Unaudited)		(Unaudited)
	Three months ended:		Nine months ended:
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net income	$100,824	$775,758	$1,338,987	$1,083,148
Change in fair value of warrant liability	748,169	(661,854)	457,784	25,211
Adjusted net income	$848,993	$113,904	$1,796,771	$1,108,359
% of revenue	10%	3%	9%	9%

	(Unaudited)		(Unaudited)
	Three months ended:		Nine months ended:
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net income	$100,824	$775,758	$1,138,987	$1,083,148
Depreciation and amortization	721,636	219,377	1,240,232	609,029
Income taxes	265,774	126,970	771,600	131,054
Interest expense	192,977	8,287	206,170	30,100
EBITDA	$1,281,211	$1,130,392	$3,556,989	$1,853,331
Change in fair value of warrant liability	748,169	(661,854)	457,784	25,211
Adjusted EBITDA	$2,029,380	$468,538	$4,014,773	$1,878,542
% of revenue	24%	11%	21%	15%